Exhibit 99.1


                                 FOOTNOTES
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(1)  This statement is being filed by The Goldman Sachs Group, Inc. ("GS
     Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GSCP V Advisors, L.L.C. ("GSCP Advisors"), GSCP V Offshore Advisors, L.L.C. ("GSCP Offshore Advisors"), GS Advisors V, L.L.C. ("GS Advisors"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Capital Partners V Fund, L.P. ("GS Capital"), GS Capital Partners V Offshore Fund, L.P. ("GS Offshore"), GS Capital Partners V GmbH & Co. KG ("GS Germany"), and GS Capital Partners V Institutional, L.P. ("GS Institutional" and, together with GS Capital, GS Offshore and GS Germany, the "Funds"), McJ Holding LLC and McJ Holding Corporation (GS Group, Goldman Sachs, GSCP Advisors, GSCP Offshore Advisors, GS Advisors, GS GmbH, the Funds, McJ Holding LLC and McJ Holding Corporation, collectively, the "Reporting Persons"). Neither the present filing nor anything contained herein shall be construed as an admission that any Reporting Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2) On January 31, 2007, the Funds indirectly acquired control of a majority of the shares of McJunkin Corporation through control of McJ Holding LLC, an entity which controls McJ Holding Corporation. McJ Holding Corporation owns 100% of the equity interests of McJunkin Corporation. McJunkin Corporation owns 623,521 shares of Common Stock, par value $0.10 per share of PrimeEnergy Corporation (the "Shares").

     GS Group is a Delaware corporation and holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading investment banking organization. Goldman Sachs, a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange and other national exchanges. Goldman Sachs also serves as the manager for GSCP Advisors, GSCP Offshore Advisors and GS Advisors and the investment manager for GS Capital, GS Offshore, GS Germany and GS Institutional. Goldman Sachs is wholly-owned, directly and indirectly, by GS Group. GSCP Advisors, a Delaware limited liability company, is the sole general partner of GS Capital. GSCP Offshore Advisors, a Delaware limited liability company, is the sole general partner of GS Offshore. GS Advisors, a Delaware limited liability company, is the sole managing limited partner of GS Germany and the sole general partner of GS Institutional. GS GmbH, a German company with limited liability, is the general partner of GS Germany. Each of GS Capital, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, GS Germany, a German limited partnership, and GS Institutional, a Delaware limited partnership, was formed for the purpose of investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component.

     As of January 31, 2007, both GS Group and Goldman Sachs, may be deemed to beneficially own 672 shares of Common Stock, par value $0.10 per share of PrimeEnergy Corporation ("Common Stock") which were acquired in ordinary course trading activities. Accordingly, as of January 31, 2007, both GS Group and Goldman Sachs may each be deemed to beneficially and indirectly own an aggregate of 624,193 shares of Common Stock. Each of Goldman Sachs and GS Group disclaims beneficial ownership of the securities owned by the Funds except to the extent of their pecuniary interest therein, if any. Each of the Reporting Persons other than Goldman Sachs and GS Group disclaims beneficial ownership of the shares of Common Stock directly owned by Goldman Sachs and GS Group.

     As of January 31, 2007, each of GS Capital and its sole general partner, GSCP Advisors, may be deemed to own beneficially and indirectly an aggregate of 328,596 shares of Common Stock by reason of McJunkin Corporation's beneficial ownership of 623,521 shares of Common Stock. Each of GS Capital and GSCP Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein, if any.

     As of January 31, 2007, each of GS Offshore and its sole general partner, GSCP Offshore Advisors, may be deemed to own beneficially and indirectly an aggregate of 169,598 shares of Common Stock by reason of McJunkin Corporation's beneficial ownership of 623,521 shares of Common Stock. Each of GS Offshore and GSCP Offshore Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein, if any.

     As of January 31, 2007, GS Institutional may be deemed to own beneficially and indirectly an aggregate of 112,857 shares of Common Stock by reason of McJunkin Corporation's beneficial ownership of 623,521 shares of Common Stock. GS Institutional disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein, if any.

     As of January 31, 2007, GS Germany and its general partner, GS GmbH, may be deemed to own beneficially and indirectly an aggregate of 13,094 shares of Common Stock by reason of McJunkin Corporation's beneficial ownership of 623,521 shares of Common Stock. Each of GS Germany and GS GmbH disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein, if any.

     As of January 31, 2007, GS Advisors, the sole managing limited partner of GS Germany and the sole general partner of GS Institutional, may be deemed to own beneficially and indirectly an aggregate of 125,951 shares of Common Stock by reason of McJunkin Corporation's beneficial ownership of 623,521 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein, if any.

     As of January 31, 2007, each of McJ Holding LLC and McJ Holding Corporation may be deemed to own beneficially and indirectly an aggregate of 623,521 shares of Common Stock by reason of McJunkin Corporation's beneficial ownership of 623,521 shares of Common Stock. Each of McJ Holding LLC and McJ Holding Corporation disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein, if any.

(3) Pursuant to the Merger Agreement, dated as of December 4, 2006 among McJunkin Corporation, McJ Holding Corporation and Hg Acquisition Corp., as amended (the "Merger Agreement"), upon a sale of Shares by McJunkin Corporation from and after January 31, 2007, McJunkin Corporation has an obligation to remit to those persons who were the record holders of shares of McJunkin Corporation immediately prior to the effective time of the Merger (as defined in the Merger Agreement) an amount equal to 95% of the after tax proceeds from such sale.

(4) Due to the electronic system's limitation of 10 Reporting Persons per joint filing this statement is being filed in two separate filings. This is the first of two filings.